Exhibit (e)

DIVIDEND REINVESTMENT PLAN

OF

TCP CAPITAL CORP.

TERMS AND CONDITIONS

TCP Capital Corp., a Delaware corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to net investment income dividends and capital gains distributions declared by its Board of Directors on shares of its Common Stock:

1.            Unless a stockholder of the Corporation’s common stock (“Common Stock”) specifically elects to have his, her or its net investment income dividends and capital gains distributions automatically reinvested in additional Common Stock as set forth below, if the Board of Directors declares a net investment income dividend or capital gains distribution, each stockholder will receive all such net income dividends and capital gains distributions in cash (the “Cash Dividends”).

2.            Such Cash Dividends shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the Cash Dividends involved.

3.            The Corporation shall use primarily newly-issued shares of its Common Stock to implement the Plan, whether its shares are trading at a premium or at a discount to net asset value. However, the Corporation reserves the right to purchase shares in the open market in connection with the implementation of the plan at a price per share equal to the average price for all shares purchased on the open market on such date pursuant to the Plan, including brokerage commissions.  The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of the Corporation’s Common Stock at the close of regular trading on the NASDAQ Global Select Market on the valuation date fixed by the Board of Directors for such distribution. Market price per share on that date (the “Valuation Date”) shall be the closing price for such shares on the NASDAQ Global Select Market or, if no sale is reported for the Valuation Date, the closing price for such shares on the NASDAQ Global Select Market on the last day preceding the Valuation Date on which trading took place.

4.            A stockholder may, however, elect to have his, her or its net investment income dividends and capital gains distributions automatically reinvested in additional shares of the Corporation’s Common Stock.  To exercise this option, such stockholder shall notify Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, the plan administrator (the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board of Directors for the net investment income dividend and/or capital gains distribution involved.  The amount of Common Stock to be issued to Participants pursuant to the Plan will be calculated by reference to all shares of Common Stock owned by the Participant, whether held in its Plan account or elsewhere.

5.            There will be no brokerage charges with respect to shares of Common Stock issued directly by the Corporation. However, each participant will pay the brokerage commissions incurred in connection with open-market purchases.  If a stockholder has shares held by a broker, such stockholder should contact his/her broker to participate in the Plan.

6.            The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has elected to participate in the Plan (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received in writing no later than three days prior to the payment date, the Plan Administrator will, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a Direct Registration Shares (“DRS”) statement registered in the Participant’s name for the number of whole shares payable to the Participant and a check for any fractional share.

7.            The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof provided all shares have been purchased.  Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Corporation, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Corporation’s shares at the time of termination.

8.            The Plan Administrator will forward to each Participant any Corporation-related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

9.            In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in DRS form in calculating the number of rights to be issued to the Participant.  Transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or other corporate action.

10.    The Plan Administrator’s service fee, if any and expenses for administering the Plan will be paid for by the Corporation.

11.    Each Participant may terminate his, her or its account under the Plan (a) by so notifying the Plan Administrator via the Plan Administrator’s website at www.shareowneronline.com, (b) by filling out the transaction request form located at the bottom of the Participant’s Statement and sending it to Wells Fargo Shareowner Services, PO Box 64856, St. Paul, MN 55164-0856 or (c) by calling the Plan Administrator at (800) 468-9716. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least three days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any payment date for the payment of any dividend or distribution by the Corporation. Upon any termination, the Plan Administrator will cause a DRS statement to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

12.    These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the

Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

13.    The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law.  In administering the Plan, neither the Corporation, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute transactions on behalf of Participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for Participants.

The Plan Administrator is acting solely as agent of the Corporation and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities, unless it has knowledge to the contrary, as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Subject to prior written approval of the Corporation, which approval shall not be unreasonably withheld or delayed, the Plan Administrator is authorized to choose a broker/dealer, including a broker/dealer that is an affiliate of the Plan Administrator, at its sole reasonable discretion to facilitate purchases and sales by Participants. Approval by the Corporation shall automatically be withdrawn in the event the broker/dealer becomes an affiliate of the Fund. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the Participant.

14.    These terms and conditions shall be governed by the laws of the State of New York.

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By and on behalf of
TCP CAPITAL CORP.

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By:
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By and on behalf of
WELLS FARGO BANK, NATIONAL ASSOCIATION

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